Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

October 25, 2017

U.S.$1,150,000,000

AT&T Inc.

5.350% GLOBAL NOTES DUE 2066

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	5.350% Global Notes due 2066 (the “Notes”)

TRADE DATE:	October 25, 2017

SETTLEMENT DATE (T+2):	October 27, 2017

MATURITY DATE:	November 1, 2066, at par.

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,150,000,000

OVER-ALLOTMENT OPTION:	Up to $172,500,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	3.150% for Retail Orders ($34,867,350.00) and 1.000% for Institutional Orders ($431,000.00)

PRICE TO AT&T:	96.931%

NET PROCEEDS:	$1,114,701,650, or $1,281,767,900 if the over-allotment option is exercised in full, based on the over-allotment being sold exclusively to retail investors.

USE OF PROCEEDS:	General corporate purposes.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $600,000 of AT&T’s expenses.

INTEREST RATE:	5.350% per annum

INTEREST PAYMENT DATES:	Quarterly on each February 1, May 1, August 1 and November 1, commencing February 1, 2018.

DENOMINATIONS:	Minimum of $25 and integral multiples of $25 thereafter.

OPTIONAL REDEMPTION:	The Notes may be redeemed in whole or in part, at any time and from time to time on or after November 1, 2022, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with DTC procedures) to the registered address of each holder of the Notes to be redeemed. The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest to, but excluding, the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moodys: Baa1 (Review for downgrade) S&P: BBB+ (CreditWatch Negative) Fitch: A- (Negative Watch)

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expects trading on the Notes to begin within 30 days of the Settlement Date.

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, RBC Capital Markets, LLC and UBS Securities LLC

JOINT LEAD MANAGERS:	Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC

CUSIP NUMBER:	00206R 300

ISIN NUMBER:	US00206R3003

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated October 25, 2017; Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-800-294-1322 (TOLL FREE), MORGAN STANLEY & CO. LLC AT 866-718-1649 (TOLL FREE),WELLS FARGO SECURITIES, LLC AT 1-800-645-3751 (TOLL FREE), RBC CAPITAL MARKETS AT 866-375-6829 (TOLL FREE) OR UBS SECURITIES LLC AT 888-827-7275 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.